Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-151868 on Form S-3 of our report dated February 27, 2009 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48,  “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No.109”), relating to the consolidated financial statements and financial statement schedule of Northern States Power Company-Wisconsin and subsidiaries appearing in this Annual Report on Form 10-K of Northern States Power Company-Wisconsin and subsidiaries for the year ended December 31, 2008.

/S/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
February 27, 2009